    As filed with the Securities and Exchange Commission on July 9, 1997
                                                      Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ____________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

                           HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                              ____________________

           DELAWARE                                             95-2841597
(State or other jurisdiction of                           (I.R.S. employer
incorporation or organization)                            identification number)

                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (972) 753-6900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        ________________________________

                               GREGORY S. PORTER
                             VICE PRESIDENT - LEGAL
                           HARKEN ENERGY CORPORATION
                     5605 NORTH MACARTHUR BLVD., SUITE 400
                              IRVING, TEXAS 75038
                                 (972) 753-6900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ________________________________


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                        ________________________________


       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

       If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


=============================================================================================================================
                                                           Proposed Maximum          Proposed Maximum
      Title of each Class of          Amount to be        Offering Price Per        Aggregate Offering          Amount of
    Securities to be Registered        Registered              Unit(1)                   Price(1)            Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01         1,079,037               $6.50              $7,013,740.50              $2,125.38
  per share
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on June 27, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                1,079,037 Shares

                           HARKEN ENERGY CORPORATION

                                  Common Stock
                              ____________________

      The 1,079,037 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Harken Energy Corporation, a Delaware corporation ("Harken" or the "Company"), offered hereby are being offered by the
stockholders of the Company named herein (the "Selling Stockholders").    The
Company will not receive any of the proceeds from the sale of the Shares, but the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $7,500), and of any offering and sale hereunder not including certain expenses such as
commissions and discounts of underwriters, dealers or agents.   See "Selling
Stockholders" and "Use of Proceeds."

      The Common Stock is traded on the American Stock Exchange, under the symbol "HEC." On July __, 1997, the closing sales price of the Common Stock as reported on the American Stock Exchange was $_____ per share.

      The Shares may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the American Stock Exchange or any other national securities exchange on which the Common Stock is approved for listing in the future, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at such prices as may be obtainable. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

      To the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company.

      The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements.

      PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 PRIOR TO AN INVESTMENT IN THE SHARES OFFERED HEREBY.
                              ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

                  The date of this Prospectus is July__, 1997.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the American Stock Exchange. Such documents are also available at the Web site maintained by the Commission (hltp:llwww.sec.gov). Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11


      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents which have been filed with the Commission are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

      (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

      (3) The Company's Proxy Statement for the Annual Meeting of Stockholders of Harken held on June 9, 1997, as amended and supplemented by the additional solicitating materials dated May 12, 1997 for the Annual Meeting of Stockholders of Harken held on June 9, 1997; and

      (4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description.

      All documents filed by Harken pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests for such copies should be directed to Gregory S. Porter, Harken Energy Corporation, 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 (Telephone: (972) 753-6900).

                                  THE COMPANY

      Harken is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various wholly-owned subsidiaries and joint venture investments. Harken's domestic operations include oil and gas exploration and production operations in the Paradox Basin in Utah, the Gulf Coast of Texas, the Texas Panhandle, the Magnolia region of Arkansas and the Carlsbad region of New Mexico. Harken's international operations include four exclusive Colombian Association Contracts between Harken's wholly-owned subsidiary, Harken de Colombia, Ltd., and Empresa Colombiana de Petroleos.

      Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 and its telephone number is (972) 753-6900.

                                  RISK FACTORS

      Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors.

LOSSES FROM CONTINUING OPERATIONS

      Harken reported losses from continuing operations for the fiscal years ended December 31, 1994, 1995 and 1996 in the amounts of $8,211,000, $1,625,000 and $341,000, respectively. There can be no assurance that Harken will not continue to report losses. For the first quarter of 1997, Harken reported income of approximately $68,000. However, Harken may continue to report losses. In addition, Harken's profitability may be adversely affected by the interest burden created by the issuance of the 5 1/2% Notes (as defined below).

DILUTION; EFFECT OF SALES OF COMMON STOCK ON MARKET PRICE

      As of July 1, 1997, there were 105,358,246 shares of Common Stock outstanding. Harken has previously registered with the Commission an aggregate of 4,805,994 shares of Common Stock for resale by certain stockholders of the Company, in addition to the 1,079,037 shares of Common Stock registered for resale pursuant to the Registration Statement of which this Prospectus forms a part. In addition, Harken has reserved a significant number of shares of Common Stock for future issuance as described below. There can be no assurance that the sale of the 4,805,994 shares of Common Stock previously registered for resale or the issuance of the shares of Common Stock which have been reserved for future issuance will not have a material adverse effect on the then prevailing market price of the Common Stock. Furthermore, issuance of the shares of Common Stock as described below could result in significant dilution to the stockholders of the Company.

      On July 30, 1996, Harken issued $40,000,000 in principal amount of its 6 1/2% Senior Convertible Notes due 2000 (the "6 1/2% Notes"). The 6 1/2% Notes are convertible into shares of Common Stock by the holders thereof at a conversion price of $2.50 per share. Harken has given notice that it intends to mandatorily convert of all the 6 1/2% Notes into Common Stock on July 31, 1997. As of July 1, 1997, Notes in the principal amount of $19,300,000 remained outstanding and are convertible into 7,720,000 shares of Common Stock.

      On June 11, 1997, Harken issued $70,000,000 in principal amount of its 5 1/2% Senior Convertible Notes due 2002 (the "5 1/2% Notes"). The 5 1/2% Notes are convertible into shares of Common Stock by the holders thereof at a conversion price of $5.00 per share at any time after July 21, 1997. Holders of the 5 1/2% Notes who voluntarily elect to convert to shares of Common Stock before December 11, 1997, will receive a 5% bonus in shares of Common Stock upon such voluntarily conversion. Under certain events the Company may be able to force the mandatory conversion of all outstanding Notes into Common Stock after June 11, 1998.

      Harken has reserved additional shares of Common Stock for issuance as follows: (i) 3,722,974 shares of Common Stock have been reserved for issuance upon exercise of outstanding warrants; and (ii) 6,949,300 shares of Common Stock have been reserved for issuance upon exercise of outstanding stock options and stock options which may be issued pursuant to Harken's existing stock option plans.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

      The daily closing prices of the Common Stock as reported by the American Stock Exchange has fluctuated significantly over the past 12 months, ranging from a high of $7.13 per share to a low of $1.93 per share. Management believes that the price fluctuations and trading activity in the Common Stock during the past 12 months are attributable to a number of factors, including Harken's international exploration activities. There can be no assurance that future announcements regarding Harken's international exploration efforts will not have a substantial adverse effect on the then prevailing market price of the Common Stock.

DRILLING RESULTS

      Harken's ongoing operations involve the drilling and testing of new wells in Colombia. In particular, Harken is currently drilling and testing the Torcaz #3 well in Colombia. Drilling and testing of this well has not yet been completed. However, Harken currently anticipates that it will announce the results of the Torcaz #3 well in July 1997 and no indication can be currently given regarding the anticipated results of this well. Because of the nature of the Company's operations, drilling results may be subject to announcement at any time and such results may have a positive or negative affect on the Company's results, financial condition and the market price of the Common Stock.

CONTINGENT LIABILITIES OF HARKEN

      Harken has certain contingent liabilities that could have a material adverse effect on its financial condition if Harken were required to satisfy these liabilities, including the following:

      Harken Southwest Corporation ("HSW") owns an interest in the Aneth Gas Plant. The Aneth Gas Plant facility was in operation for many years prior to HSW becoming an owner. The operations at the Aneth Gas Plant previously used open, unlined drip pits for storage of various waste products. The current plant owners have replaced all of the open ground pits currently being used with steel tanks. The plant owners are currently in the process of closing the open ground pits.

      Texaco, the plant's operator, received a letter from the Environmental Protection Agency ("EPA") dated July 21, 1991 and a subsequent letter dated June 8, 1992, in which the EPA requested certain information in order to determine if hazardous substances had been released into the environment at the Aneth Gas Plant. Texaco has advised HSW that certain information was supplied to the EPA pursuant to this request. Subsequently, core samples in and around certain pit areas were jointly taken by the EPA and Texaco. The EPA approved a plan dated April 12, 1996 proposed by Texaco for the remediation and closure of the pits.

      The prior owner of the Aneth Gas Plant facility, El Paso Natural Gas, has agreed to accept financial responsibility for a portion of the remediation work. Texaco and the other current plant owners, including HSW, have entered into a formal agreement with the prior owner to allocate costs between remediation work that is mandated by the EPA and other remediation work that is determined to be carried out by the parties. The prior owner will bear approximately 86% of the costs of mandated remediation as well as certain other related expenses. The prior owner will not be responsible for other remediation work that does not fall within the mandated category. At this time, however, it is impossible for HSW to accurately estimate the costs of the cleanup at the Aneth Gas Plant facility or the amount of such total costs the indemnification from the prior owner will cover for the mandated remediation work. Harken has accrued a contingency reserve of $219,000 at March 31, 1997 for management's best estimate of its share of remediation expenditures. There can be no assurance, however, that the actual amount will not be significantly higher than the amount that has been accrued, which could have a material adverse effect on the financial condition of Harken

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

      Harken has ten million shares of preferred stock available for issuance. The Board of Directors is authorized to issue such preferred stock in one or more series and to set the designations, preferences, powers and relative rights and restrictions thereof without further approval by the stockholders of the Company. Presently, Harken has four series of preferred stock authorized, but no shares of preferred stock are currently outstanding. Such shares of preferred stock, if issued, would have certain preferences over the shares of Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up and in certain instances, voting. The Board of Directors of Harken also may authorize additional series of preferred stock in the future that have similar or additional preferences over the shares of Common Stock.

RISKS RELATED TO INTERNATIONAL OPERATIONS

      Harken presently conducts international operations and anticipates that it will conduct significant international operations in the future. Foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, as certain of Harken's operations are governed by foreign laws, in the event of a dispute, Harken may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Harken may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

      Harken anticipates that full development of the oil and gas reserves in the contract areas covered by Harken's four Colombian Association Contracts will take several years and may require extensive production facilities which could require significant additional capital expenditures. The ultimate amount of such expenditures cannot be presently predicted. Harken anticipates that amounts required to fund international activities, including those in Colombia, will be funded from existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners; however, there can be no assurance that Harken will have adequate funds available to it to fund its international activities without participation from industry partners or that participation from industry partners can be obtained to fund such international activities. In addition, Harken faces certain deadlines for completing specific projects required pursuant to the four Colombian Association Contracts. Failure to meet any of such deadlines could result in Harken losing its rights to one or more of the Association Contracts, which could have a material adverse effect on Harken's business.

UNCERTAINTIES IN UNITED STATES -- COLOMBIA BILATERAL POLITICAL, TRADE AND INVESTMENT RELATIONS

      Pursuant to the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996 and 1997, the President did not certify Colombia. The 1995 decertification was later subject to a so-called "national interest" waiver, effectively nullifying its statutory effects. Based on the 1996 and 1997 Presidential decertification, the United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank. It is expected that the United States will continue to not certify Colombia as long as the current Colombia government remains in power.

      The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1997 and succeeding years. The President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978, which powers were exercised in 1988 and 1989 against Panama in a dispute over narcotics trafficking activities by the Panamanian government. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the performance of the Common Stock and the Company's long-term financial results.

INDUSTRY RISKS

      Oil and Gas Price Volatility. The revenues generated by Harken are highly dependent upon the prices of crude oil and natural gas. Fluctuations in the energy market make it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries, and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a dramatic impact upon crude oil and natural gas prices. Many of these factors are beyond the control of Harken.

      Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets, properties and revenues derived therefrom will decline over time. To the extent Harken engages in drilling activities, such activities carry the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including shortage of available working capital, title problems, weather conditions, environmental concern, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's natural gas reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand, the effects of inclement weather, and government regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area.

      Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event not fully insured against could have a material adverse effect on Harken's financial condition.

      Environmental Regulation. Harken's domestic activities are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development, production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. The environmental legislation of Colombia provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil operations. Under Colombia's environmental laws, the Company is required to submit a report evaluating the environmental impact of any actions proposed to be taken which might have a negative impact on the environment for approval to the Colombian Ministry of the Environment. Specifically, Harken is required to submit environmental impact reports regarding each well Harken proposes to drill, all seismic activities and any proposed pipelines or trucking activity. Failure to timely receive approval of environmental reports has in the past delayed Harken's operations and there can be no assurance that Harken will not suffer future delays. Colombia's regulatory framework with regard to environmental protection is not as fully developed and detailed as that which exists in the United States. The Company intends that its operations in Colombia will be designed to meet standard international petroleum industry practice and, as they develop, Colombian requirements. Such domestic and foreign laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning Harken's oil and gas wells and other facilities and may do so in the future.

      Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

      Competition. The oil and gas industry is competitive in all its phases. Competition is particularly intense respecting the acquisition of desirable producing properties and the sale of oil and natural gas production. Harken's competitors in oil and gas exploration, development and production include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

      Extensive Regulation. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such laws, rules and regulations are subject to change. Any such change in any law, rule or regulation could have the effect of increasing the Company's cost of exploration or production or may limit the Company's revenues by regulating the level of oil and gas production, either of which could have a material adverse effect on the financial condition of the Company.

                                USE OF PROCEEDS

      Harken will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      This Prospectus covers the offer and sale of the Shares by the Selling Stockholders. Set forth below are the names of the Selling Stockholders, the nature of any position, office or other material relationship that the Selling Stockholders have had within the last three years with the Company or any of its predecessors or affiliates, the number of shares of Common Stock owned by the Selling Stockholders as of the date of this Prospectus, the number of shares of Common Stock which may be offered by the Selling Stockholders pursuant to this Prospectus, and the number of shares of Common Stock owned by the Selling Stockholders upon completion of the offering if all of the Shares held by the Selling Stockholders are sold. Any or all of the Shares listed below may be offered for sale by the Selling Stockholders from time to time.

                                                                                                 Percent of
                                                                                                   Common
                                               Shares                            Shares            Stock
                                             Owned Prior           Shares        Owned          Owned After
                                               to the             Offered       After the           the
          Selling Stockholders                 Offering            Hereby      Offering(1)       Offering(1)
---------------------------------------     --------------      -----------    -----------      ------------
Rauscher Pierce & Clark (Guernsey) Ltd.      1,303,015 (2)          300,000        1,003,015          (3)

EnCap Investments L.C.                         500,000 (4)          100,000          400,000          (3)

Dalworth Capital Ltd.                          613,445 (5)          150,000          463,445          (3)

HSBC Investment Bank plc                     3,897,000 (6)          492,000        3,405,000        3.13%

Urs Mettler                                     37,037 (2)           37,037              -0-         -0-

___________________


(1) Assumes no other disposition or acquisition of Common Stock and all Shares included herein are sold.

(2) Represents shares of Common Stock which are issuable upon the exercise of warrants.

(3)   Less than one percent.

(4) Includes 200,000 shares of Common Stock which are issuable upon the exercise of warrants held by EnCap Investments LC, and 300,000 shares of Common Stock which are issuable upon the exercise of warrants held by EnerVest Acquisition II - L.P.

(5) Includes 291,445 shares of Common Stock which are issuable upon the exercise of warrants and 322,000 shares of Common Stock which are issuable upon the conversion of convertible notes.

(6) Includes 1,027,000 shares of Common Stock which are issuable upon the exercise of warrants and 2,870,000 shares of Common Stock which are issuable upon the conversion of convertible notes.

                              PLAN OF DISTRIBUTION


      The Company will not receive any proceeds from the sale of Common Stock owned by the Selling Stockholders. It is anticipated that the Selling Stockholders will offer the Shares in the manner set forth on the cover page of this Prospectus, from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the Shares as principals, in all cases as designated by the Selling Stockholders. Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the securities offered hereby for whom they may act as agent.

      The net proceeds to the Selling Stockholders from the sale of Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act.

      At any time a particular offer of Common Stock is made, to the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

      Pursuant to certain agreements between the Company and Selling Stockholders, the Company has agreed to file a "shelf" registration statement pursuant to Rule 415 under the Securities Act covering the sale of shares of Common Stock held by the Selling Stockholders, and to use its reasonable best efforts to maintain the effectiveness of any such registration statement for no less than 180 days from the date of effectiveness of such registration statement. In addition, the Company has agreed to bear certain expenses of registration of the Shares under the federal and state securities laws (currently estimated to be $7,500) and of any offering and sale hereunder not including certain expenses such as commissions or discounts of underwriters, dealers or agents attributable to the sale of such Common Stock. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.

      To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

      The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by the Selling Stockholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities offered hereby.

                                 LEGAL MATTERS

      The validity of the Shares will be passed upon for Harken by Gregory S. Porter, Esq., Vice President - Legal of Harken.


                                    EXPERTS

      The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses to be paid by the Company in connection with the offering described in this Registration Statement are estimated as follows:

Commission Registration Fee . . . .               $ 2,125.38

Printing and Engraving Expenses . .                 2,000.00

Accounting Fees and Expenses  . . .                 2,000.00

Blue Sky Fees and Expenses  . . . .                 1,000.00

Miscellaneous . . . . . . . . . . .                   374.62
                                                  ----------
            Total . . . . . . . . .               $ 7,500.00
                                                  ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

      Article Ten of the Company's Certificate of Incorporation and Article VII of the Company's bylaws provide, in general, that the Company shall indemnify its directors and officers under certain of the circumstances defined in
Section 145. The Company has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of the Company's Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

     4.1     -     Form of certificate representing shares of Common Stock
                   (filed as Exhibit 1 to Harken's Registration Statement on
                   Form 8-A, File No. 0-9207, and incorporated by reference herein).

     4.2     -     Certificate of the Designations, Powers, Preferences and
                   Rights of Series C Cumulative Convertible Preferred Stock,
                   $1.00 par value of Harken Energy Corporation (filed as
                   Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

     4.3     -     Certificate of the Designations of Series D Preferred Stock,
                   $1.00 par value of Harken Energy Corporation (filed as
                   Exhibit 4.3 to Harken's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No.
                   0-9207, and incorporated by reference herein).

    *5.1     -     Opinion of Gregory S. Porter, Esq.

   *23.1     -     Consent of Arthur Andersen LLP.

   *23.2     -     Consent of Gregory S. Porter, Esq. (included in opinion
                   filed as Exhibit 5.1).

   *24.1     -     Powers of Attorney.

__________________________
* Filed herewith.


ITEM 17.  UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b)    The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i)   To include any prospectus required by Section
10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                          (iii) To include any material information with
                                respect to the plan of distribution not
                                previously disclosed in the Registration
                                Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on July 9, 1997.

                                        HARKEN ENERGY CORPORATION


                                                            *
                                        ----------------------------------------
                                        Mikel D. Faulkner, Chairman of the
                                        Board and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                 Title                             Date
-------------------------------     --------------------------------------         ------------
             *                      Chairman of the Board and Chief                July 9, 1997
-------------------------------     Executive Officer (Principal Executive
Mikel D. Faulkner                   Officer)




             *                      President and Chief Operating Officer          July 9, 1997
-------------------------------     and Director
Richard H. Schroeder




             *                      Senior Vice President, Chief Financial         July 9, 1997
-------------------------------     Officer and Director (Principal
      Bruce N. Huff                 Accounting Officer and Principal
                                    Financial Officer)




             *                      Senior Vice President and Director             July 9, 1997
-------------------------------
      Stephen C. Voss




             *                      Director                                       July 9, 1997
-------------------------------
      Gary R. Peterson


             *                      Director                                       July 9, 1997
-------------------------------
Michael M. Ameen, Jr.



                                    Director                                       July 9, 1997
------------------------------
Michael R. Eisenson




             *                      Director                                       July 9, 1997
------------------------------
Hobart A. Smith



             *                      Director                                       July 9, 1997
------------------------------
Donald W. Raymond



             *                      Director                                       July 9, 1997
-------------------------------
Gary B. Wood


*Gregory S. Porter, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company and each officer and director.


/s/ Gregory S. Porter
-------------------------------
Gregory S. Porter,
Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                         Sequentially
   Exhibit No.                                    Exhibit                                Numbered Page
   -----------          --------------------------------------------------------         -------------
         4.1            Form of certificate representing shares of Harken
                        common stock, par value $.01 per share (filed as
                        Exhibit 1 to Harken's Registration Statement on Form
                        8-A, File No. 0-9207, and incorporated by reference
                        herein).

         4.2 Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible Preferred
                        Stock, $1.00 par value of Harken Energy Corporation
                        (filed as Exhibit 4.3 to Harken's Annual Report on Form
                        10-K for the fiscal year ended December 31, 1989, File
                        No. 0-9207, and incorporated by reference herein).

         4.3            Certificate of the Designations of Series D Preferred
                        Stock, $1.00 par value of Harken Energy Corporation
                        (filed as Exhibit 4.3 to Harken's Quarterly Report on
                        Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).

       *5.1             Opinion of Gregory S. Porter, Esq.

      *23.1             Consent of Arthur Andersen LLP.

      *23.2 Consent of Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).

      *24.1             Powers of Attorney.

_____________
* Filed herewith